Summary Translation	Exhibit 4.38

Maximum Pledge Contract

Contract No.:2012JIYINZUIQUANZHIZIDI12140696

Pledgor : Ganglian Finance Leasing Co., Ltd

Pledgee : CITIC Shijiazhuang Branch

Signing Date : August 30, 2012

Pledge Definition :   To ensure multiple loans Party B (Pledgee) has lent to Shijie Kaiyuan Auto Trade Co., Ltd., Party A (Pledgor) is willing to provide the Maximum Pledge Guarantee hereunder for Party B.

Maximum Amount: RMB65, 000,000

Pledge Term : From August 30, 2012 to August 30, 2013

Collateral: The assets Party A pledges to Party B as Collateral are listed in Maximum Pledge Contract (No. 2012JIYINZUIQUANZHIZIDI12140696-01). The appraised value of the Collateral is RMB 1,703,658,992.05